Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-193462, No. 333-226377,No.333-229508 and No.333-256273), and Form F-3 (No.333-258329) of our report dated April 7, 2022 with respect to the audited consolidated financial statements of BIT Mining Limited (the “Company”) (which report expresses an unqualified opinion)  and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion) appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 7, 2022